Exhibit 10.8

Mr. Jonathan (Li-Jen) Wang	May 28, 2006

Re: Employment Offer Letter

Dear Mr. Jonathan,

BCD Semiconductor Manufacturing Limited (“BCD”) is pleased to offer you the position as Vice President of Business Development, reporting to Chief Executive Officer of BCD. The responsibilities of this position include:

•	Managing Product Marketing division

•	Coordinating Marketing/R&D/Engineering groups to resolve issues in products and business

•	Exploring new opportunities for future business growth

Employment terms and conditions are as follows:

1.	Salary: $10,000 USD per month on a 13-month basis.

2.	Executive Bonus: Business objectives and bonus amount is set by the Board’s Compensation Committee on an annual basis. Actual bonus distribution depends on the achievement of the business objectives.

3.	Employee Stock Option Plan: Subject to Board’s approval, you will be granted, pursuant to BCD 2002 Stock Option Plan, an option to purchase 240,000 BCD common shares. 25% of which shall vest on the first year anniversary of the Vesting Commencement Date, and that an additional 25% of which shall vest at the end of each full year thereafter (for a total vesting period of four years).

4.	Sign-on Bonus: US$20,000 will be paid one month after on board. If you terminate employment with BCD voluntarily in the first year, the bonus will be paid back in a prorated manner.

5.	Benefits:

•	Vacation: Ten (10) working days of annual vacation.

•	Housing allowance: 8,000 RMB per month.

•

Relocation: To reimburse up to $4,000 USD for expenses incurred in connection with your move. Reimbursable expenses include economy-class airfare from Taiwan to Shanghai for you and your family, costs incurred in moving your household belongings, and the lost rental deposit (up to 30,000 NTD) for your early terminating the contract. Reimbursement will be made to you upon presentation of receipts in accordance with BCD’s expense reimbursement practices.

•

Health insurance: BCD will purchase health insurance for you in Taiwan, and USA (if needed). The Company will partially cover the expense of health insurance for your family members (two children) in USA. The exact coverage amount follows the company policies to be determined.

6.	Probationary Period: Ninety (90) days as from your starting date. This may be extended at the expiry of this probationary period. If your services are satisfactory to the company, your employment will be affirmed, and you will become the permanent employee.

If you agree to the terms of this Employment Offer Letter, please sign and date the attached copy and return that copy to me. We hope that your expertise will be an important part of our continued effort to strive for excellence and greater success.

Very truly yours,

/s/ Tung-Yi Chan
Tung-Yi Chan, CEO

Agreed by:

Jonathan Wang	Signing Date	Starting Date